EXHIBIT 14.1

SRK CONSULTING Engineers and Scientists
Steffen Robertson and Kirsten (U.S.), Inc.
7175 West Jefferson Avenue, Suite 3000
Lakewood, Colorado, 80235, USA

July26, 2005

Pacific Rim Mining Corp.
Suite 410 - 625 Howe Street
Vancouver, B.C. V6C 2T6

Re:   Pacific Rim Mining Corp.

Ladies and Gentlemen:

In connection with the filing of this annual report on Form 20-F of Pacific Rim Mining Corp. for the fiscal year ended April 30, 2005 (the “Form 20-F”), we hereby consent to the reference of the description of the reports prepared by us titled Final Pre-Feasibility Report El Dorado Project, El Salvador dated January 21, 2005, (the “Pre-Feasibility Report"); to the written disclosures and extracts from the Pre-Feasibility Report or a summary of the Pre-Feasibility Report in the written disclosure contained in the Form 20-F; the description of certain mineral resource estimates and other information pertaining to the properties described in the Pre-Feasibility Report and to the use of our name in the Form 20-F as a named expert.

Yours truly,

“Nick Michael”

Senior Mineral Economist